Exhibit 99.1
Press Release

Eagle Bulk Shipping Inc. Reports Third Quarter 2008 Results

-- 52% Increase in Third Quarter Revenues –
-- 50% Increase in Third Quarter Net Income –
-- 42% Increase in Third Quarter EBITDA –

NEW YORK, NY, November 5, 2008 -- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced its results for the third quarter of 2008.

Financial Highlights for the Third Quarter included:

•
Net Income of $23.2 million or $0.49 per share (based on a weighted average of 47,066,254 diluted shares outstanding for the quarter), up 50% from net income of $15.5 million or $0.37 per share (based on a weighted average of 42,365,252 diluted shares outstanding for the quarter) in the third quarter of 2007.

•
Gross time charter revenue increased by $17 million, or 46%, to $53.9 million for the third quarter of 2008, from $36.9 million for the third quarter of 2007.  Net time charter revenue increased by $17.6 million, or 52%, to $51.6 million for the third quarter of 2008, from $34.0 million for the third quarter of 2007.

•
EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement,  increased by 42% to $38.9 million for the third quarter of 2008, from $27.4 million for the third quarter of 2007. Please see below for a reconciliation of EBITDA to net income.

•	Declared and paid a dividend of $0.50 per share, or $23.4 million, on August 23, 2008, based on the second quarter 2008 results.

Based on the third quarter results, the Company has declared a cash dividend of $0.50 per share payable on or about November 26, 2008, to shareholders of record as of November 20, 2008.

Sophocles N. Zoullas, Chairman and Chief Executive Officer, commented, "We are very pleased with the achievement of record results in the third quarter, which reflect strong across-the-board execution.”

Mr. Zoullas continued, “In today’s challenging global environment, Eagle Bulk’s strategy since inception of focusing on the versatile Supramax asset class and securing medium to long-term charter contracts has positioned the Company well. Specifically, we have over $1 billion dollars of contracted revenues, while maintaining one of the industry’s lowest cash break-even levels.”

Results of Operations for the three month periods ended September 30, 2008 and 2007

All of the Company’s revenues were earned from Time Charters. Net revenues during the three months ended September 30, 2008, and 2007 were $51,553,232 and $33,955,704, respectively, an increase of 52%. Gross revenues in the third quarter of 2008 were $53,905,696, an increase of 46% from the $36,934,096 recorded in the comparable quarter in 2007, primarily due to a larger fleet size, as reflected by increased operating days, and an increase in daily time charter rates. Brokerage commissions incurred on revenues earned were $2,616,517 and $1,898,392 in the third quarters of 2008 and 2007, respectively. Included in net revenues in the third quarters of 2008 and 2007 are an amortization amount of $264,053 relating to the fair value below contract value of time charters acquired and $1,080,000 relating to the fair value above contract value of time charters acquired, respectively.

For the third quarter of 2008, total vessel expenses incurred amounted to $9,344,348. These expenses included $8,792,573 in vessel operating costs and $551,775 in technical management fees paid to the Company’s third-party technical managers. For the corresponding quarter in 2007, total vessel expenses were $6,647,223 which included $6,144,820 in vessel operating costs and $502,403 in technical management fees.

General and administrative expenses for the three-month periods ended September 30, 2008 and 2007 were $6,666,748 and $1,691,594, respectively. The increase in general and administrative expenses is attributed to expenses, including non-cash compensation charges, associated with a larger fleet.

EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement,  increased by 42% to $38,858,408 for the third quarter of 2008, from $27,421,413 for the comparable quarter in 2007. (Please see below for a reconciliation of EBITDA to net income)

Net income for the third quarter of 2008 was $23,221,617, an increase of 50% from $15,501,895 in the comparable quarter in 2007. Diluted earnings per share in the third quarter of 2008 were $0.49, based on a weighted average of 47,066,254 diluted shares outstanding. In the comparable quarter of 2007, earnings per share were $0.37, based on a weighted average of 42,365,252 diluted shares outstanding.

Results of Operations for the nine month periods ended September 30, 2008 and 2007

All of the Company’s revenues were earned from Time Charters. Net revenues during the nine-month periods ended September 30, 2008, and 2007 were $125,462,448 and $89,202,283, respectively, an increase of 41%. Gross revenues in the nine-month period of 2008 were $131,687,130, an increase of 35% from the $97,422,371 recorded in the comparable period in 2007, primarily due to a larger fleet size, as reflected by increased operating days, and an increase in daily time charter rates. Third party brokerage commissions incurred on revenues earned were $6,488,735 and $4,980,088 in the nine-month periods of 2008 and 2007, respectively. The nine-month periods of 2008 and 2007 also reflected an amortization amount of $264,053 relating to the fair value below contract value of time charters acquired and $3,240,000 relating to the fair value above contract value of time charters acquired, respectively.

For the nine-month period of 2008, total vessel expenses incurred amounted to $24,932,088. These expenses included $23,343,511 in vessel operating costs and $1,588,577 in technical management fees paid to the Company’s third-party technical managers. For the corresponding period in 2007, total vessel expenses were $19,749,702 which included $18,416,785 in vessel operating costs and $1,332,917 in technical management fees.

General and administrative expenses for the nine-month periods ended September 30, 2008 and 2007 were $16,478,840 and $8,292,167, respectively. The increase in general and administrative expenses is attributed to expenses, including non-cash compensation charges, associated with a larger fleet.

EBITDA, as adjusted for exceptional items under the terms of the Company's credit agreement,  increased by 32% to $94,208,782 for the nine-month period of 2008, from $71,527,623 for the comparable period in 2007. (Please see below for a reconciliation of EBITDA to net income)

Net income for the nine-month period of 2008 was $52,473,557, an increase of 46% from $35,914,378 in the comparable period in 2007. Diluted earnings per share for the nine-month period of 2008 were $1.11, based on a weighted average of 47,062,811 diluted shares outstanding. In the comparable period of 2007, earnings per share were $0.88, based on a weighted average of 40,590,796 diluted shares outstanding.

Liquidity and Capital Resources

Net cash provided by operating activities during the nine month periods ended September 30, 2008 and 2007 was $81,593,271 and $62,587,594, respectively. The increase was primarily due to cash generated from the operation of the fleet at a higher time charter rate for 5,094 days in the nine month period ended September 30, 2008 compared to 4,417 days during the same period in 2007.

Net cash used in investing activities during the nine month period ended September 30, 2008, was $273,887,573, compared to $391,953,782 during the corresponding period in 2007. Investing activities during the current nine month period included an amount of $146,688,116 spent for the acquisition of GOLDENEYE and  REDWING, which were delivered in the second and third quarter of 2008, respectively, and advancing a total of $127,078,734 for the newbuilding vessel construction program. Investing activities during the comparable nine month period in 2007 primarily related to the expenditure of $138,876,098 for the acquisition of three Supramax vessels, SHRIKE, SKUA and KITTIWAKE, advances of $265,089,166 for the newbuilding vessel construction program, and net proceeds of $12,011,482 from the sale of SHIKRA, a 1984-built Handymax vessel, to an unrelated third party.

Net cash provided by financing activities during the nine month period ended September 30, 2008 was $72,374,980, compared to net cash provided by financing activities of $462,037,833 during the corresponding nine month period in 2007. Financing activities during the current nine month period primarily relates to borrowings of $144,724,967 from the Company’s revolving credit facility to fund the newbuilding program, and paying $70,149,063 in dividends. Financing activities during the comparable nine month period in 2007 primarily relates to gross proceeds of $239,848,266 from the issuance of common shares of the Company’s stock, incurring costs of $5,701,127 associated with the share sale, borrowings of $300,304,279 from the revolving credit facility, debt repayments of $12,440,000 from the proceeds of the sale of the SHIKRA, and payment $58,771,405 in dividends.

As of September 30, 2008, the Company’s cash balance was $32,984,370 compared to a cash balance of $152,903,692 at December 31, 2007. In addition, $10,500,000 in cash deposits are maintained with our lender for loan compliance purposes and this amount is recorded in Restricted Cash in our financial statements as of September 30, 2008. Also recorded in Restricted Cash is an amount of $276,056 which is collateralizing a letter of credit relating to the Company’s office leases.

As of September 30, 2008, total availability under the $1,600,000,000 revolving credit facility is $858,032,143. The facility also provides the Company with the ability to borrow up to $20,000,000 for working capital purposes. The Company anticipates that its current financial resources, together with cash generated from operations and, if necessary, borrowings under the revolving credit facility will be sufficient to fund the operations of its fleet, including working capital requirements, for the foreseeable future. The Company is in compliance with all of the covenants contained in its debt agreements as of September 30, 2008.

The Company’s policy is to declare quarterly dividends to shareholders in March, May, August and November. Payment of dividends is in the discretion of the Board of Directors and is limited by the terms of certain agreements to which the Company and its subsidiaries are parties to and provisions of Marshall Islands law. The Company’s revolving credit facility permits it to pay quarterly dividends in amounts up to its cumulative free cash flows, which is our earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking for the period, provided that there is not a default or breach of a loan covenant under the credit facility and the payment of the dividends would not result in a default or breach of a loan covenant. In this connection, the drybulk market has recently declined substantially. Depending on market conditions in the dry bulk shipping industry and acquisition opportunities that may arise, the Company may be required to obtain additional debt or equity financing which could affect its dividend policy. In addition, any determination by the Board of Directors to pay dividends in the future will depend upon the Company’s results of operations, financial condition, liquidity needs, capital restrictions, loan covenants and other factors deemed relevant by the Board of Directors in its discretion.

Disclosure of Non-GAAP Financial Measures

EBITDA represents operating earnings before extraordinary items, depreciation and amortization, interest expense, and income taxes, if any. EBITDA is included because it is used by certain investors to measure a company's financial performance. EBITDA is not an item recognized by GAAP and should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company’s ability to satisfy its obligations including debt service, capital expenditures, and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, the definition of EBITDA used here may not be comparable to that used by other companies due to differences in methods of calculation.

The Company’s revolving credit facility permits it to pay dividends in amounts up to its cumulative free cash flows which is earnings before extraordinary or exceptional items, interest, taxes, depreciation and amortization (Credit Agreement EBITDA), less the aggregate amount of interest incurred and net amounts payable under interest rate hedging agreements during the relevant period and an agreed upon reserve for dry-docking. Therefore, the Company believes that this non-GAAP measure is important for its investors as it reflects its ability to pay dividends. The following table is a reconciliation of net income, as reflected in the consolidated statements of operations, to the Credit Agreement EBITDA:

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net Income	$23,221,617	$15,501,895	$52,473,557	$35,914,378
Interest Expense	3,714,458	3,476,977	10,513,928	9,789,541
Depreciation and Amortization	8,991,877	7,241,927	23,718,898	19,079,511
Amortization of fair value (below) above market of time charter acquired	(264,053)	1,080,000	(264,053)	3,240,000
EBITDA	35,663,899	27,300,799	86,442,330	68,023,430
Adjustments for Exceptional Items:
Non-cash Compensation Expense (1)	3,194,509	120,614	7,766,452	3,504,193
Credit Agreement EBITDA	$38,858,408	$27,421,413	$94,208,782	$71,527,623

(1) Stock based compensation related to stock options, restricted stock units, and management’s participation in profits interests in the Company’s former principal shareholder Eagle Ventures LLC.

Capital Expenditures and Drydocking

The Company’s capital expenditures relate to the purchase of vessels and capital improvements to its vessels which are expected to enhance the revenue earning capabilities and safety of these vessels. As of September 30, 2008, the fleet currently consists of 21 vessels which are currently operational. The Company also has a newbuilding program for the construction of 34 Supramax vessels which will be delivered between 2008 and 2012.

In addition to acquisitions that may be undertaken in future periods, the Company’s other major capital expenditures include funding the Company's maintenance program of regularly scheduled drydocking necessary to preserve the quality of our vessels as well as to comply with international shipping standards and environmental laws and regulations. Management anticipates that vessels are to be drydocked every two and a half years and funding is to be met with cash from operations. Drydocking costs incurred are amortized to expense on a straight-line basis over the period through the date the next drydocking for those vessels are scheduled to occur. The Company drydocked two vessels in the nine-month period ended September 30, 2008. The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days(1)	Projected Costs(2)
December 31, 2008	44	$1.00 million
March 31, 2009	88	$2.00 million
June 30, 2009	22	$0.50 million
September 30, 2009	88	$2.00 million

(1)While we estimate 22 days per vessel, actual duration of drydocking a vessel will vary based on the condition of the vessel, yard schedules and other factors.
(2)Actual costs will vary based on various factors, including where the drydockings are actually performed.

Summary Consolidated Financial and Other Data:

The following table summarizes the Company’s selected consolidated financial and other data (unaudited) for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Revenues, net of commissions	$51,553,232	$33,955,704	$125,462,448	$89,202,283

Vessel expenses	9,344,348	6,647,223	24,932,088	19,749,702
Depreciation and amortization	8,991,877	7,241,927	23,718,898	19,079,511
General and administrative expenses	6,666,748	1,691,594	16,478,840	8,292,167
Gain on sale of vessel	—	—	—	(872,568)

Total operating expenses	25,002,973	15,580,744	65,129,826	46,248,812

Operating income	26,550,259	18,374,960	60,332,622	42,953,471

Interest expense	3,714,458	3,476,977	10,513,928	9,789,541
Interest income	(385,816)	(603,912)	(2,654,863)	(2,750,448)

Net interest expense	3,328,642	2,873,065	7,859,065	7,039,093

Net income	$23,221,617	$15,501,895	$52,473,557	$35,914,378

Weighted average shares outstanding :

Basic	46,770,486	42,209,617	46,762,092	40,493,753
Diluted	47,066,254	42,365,252	47,062,811	40,590,796
Per share amounts:

Basic net income	$0.50	$0.37	$1.12	$0.89
Diluted net income	$0.49	$0.37	$1.11	$0.88
Cash dividends declared and paid	$0.50	$0.47	$1.50	$1.48

CONSOLIDATED STATEMENTS OF OPERATIONS	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Fleet Operating Data

Number of Vessels in Operating Fleet	21	18	21	18
Ownership Days	1,866	1,656	5,160	4,510
Available Days	1,862	1,607	5,117	4,440
Operating Days	1,845	1,595	5,094	4,417
Fleet Utilization	99.1%	99.3%	99.6%	99.5%

CONSOLIDATED BALANCE SHEETS
	September 30, 2008	December 31, 2007
ASSETS:	(Unaudited)
Current assets:
Cash and cash equivalents	$32,984,370	$152,903,692
Accounts receivable	3,881,674	3,392,461
Prepaid expenses	3,567,676	1,158,113

Total current assets	40,433,720	157,454,266
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $74,550,222 and $52,733,604, respectively	785,983,783	605,244,861

Advances for vessel construction	448,939,895	344,854,962
Restricted cash	10,776,056	9,124,616
Deferred drydock costs, net of accumulated amortization of $4,355,533 and $2,453,253, respectively	3,716,768	3,918,006
Deferred financing costs	13,811,706	14,479,024
Fair value above contract value of time charters acquired	4,531,115	—
Other assets	5,983,420	932,638
Total noncurrent assets	1,273,742,743	978,554,107
Total assets	$1,314,176,463	$1,136,008,373
LIABILITIES & STOCKHOLDERS' EQUITY Current liabilities:
Accounts payable	$332,710	$3,621,559
Accrued interest	4,297,289	455,750
Other accrued liabilities	2,919,861	1,863,272
Unearned charter hire revenue	8,293,669	4,322,024
Total current liabilities	15,843,529	10,262,605
Noncurrent liabilities:
Long-term debt	741,967,857	597,242,890
Fair value below contract value of time charters acquired	32,603,867	—
Other liabilities	15,379,722	13,531,883
Total noncurrent liabilities	789,951,446	610,774,773
Total liabilities	805,794,975	621,037,378
Commitment and contingencies
Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common shares, $.01 par value, 100,000,000 shares authorized, 46,770,486 and 46,727,153 shares issued and outstanding, respectively	467,704	467,271
Additional paid-in capital	610,932,876	602,929,530
Retained earnings (net of dividends declared of $238,674,545 and $168,525,482, respectively)	(93,502,067)	(75,826,561)
Accumulated other comprehensive loss	(9,517,025)	(12,599,245)
Total stockholders' equity	508,381,488	514,970,995
Total liabilities and stockholders' equity	$1,314,176,463	$1,136,008,373

CONSOLIDATED STATEMENTS OF CASH FLOWS	Nine Months Ended
	September 30, 2008	September 30, 2007
Cash flows from operating activities:
Net income	$52,473,557	$35,914,378
Adjustments to reconcile net income to net cash provided by operating activities:
Items included in net income not affecting cash flows:
Depreciation	21,816,618	18,008,485
Amortization of deferred drydocking costs	1,902,280	1,071,026
Amortization of deferred financing costs	185,508	180,070
Amortization of fair value (below)/above contract value of time charter acquired	(264,053)	3,240,000
Non-cash compensation expense	7,766,452	3,504,193
Gain on sale of vessel	—	(872,568)
Changes in operating assets and liabilities:
Accounts receivable	(489,213)	(1,417,655)
Prepaid expenses	(2,409,563)	(597,878)
Accounts payable	(3,288,849)	2,300,317
Accrued interest	573,342	2,192,455
Accrued expenses	1,056,589	79,210
Drydocking expenditures	(1,701,042)	(2,972,553)
Unearned charter hire revenue	3,971,645	1,958,114

Net cash provided by operating activities	81,593,271	62,587,594

Cash Flows from investing activities:
Purchase of vessels and vessel improvements	(146,688,116)	(138,876,098)
Advances for vessel construction	(127,078,734)	(265,089,166)
Proceeds from sale of vessel	—	12,011,482
Purchase of leasehold improvements	(120,723)	—

Net cash used in investing activities	(273,887,573)	(391,953,782)

Cash flows from financing activities:
Issuance of common shares	—	239,848,266
Proceeds from exercise of stock options	237,327	—
Equity issuance costs	—	(5,701,127)
Bank borrowings	144,724,967	300,304,279
Repayment of bank debt	—	(12,440,000)
Changes in restricted cash	(1,651,440)	(800,000)
Deferred financing costs	(786,811)	(402,180)
Cash dividends	(70,149,063)	(58,771,405)

Net cash provided by financing activities	72,374,980	462,037,833

Net (decrease)/increase in cash	(119,919,322)	132,671,645
Cash at beginning of period	152,903,692	22,275,491

Cash at end of period	$32,984,370	$154,947,136

Commercial and strategic management of the fleet is carried out by a wholly-owned subsidiary of the Company, Eagle Shipping International (USA) LLC, a Marshall Islands limited liability company with offices in New York City.

The following table represents certain information about the Company's revenue earning charters on its operating fleet as of September 30, 2008:

Vessel	Year Built	Dwt	Time Charter Expiration (1)	Daily Time Charter Hire Rate
Cardinal	2004	55,408	May 2008 to August 2008	$28,000
			August 2008 to Jun/Sep 2009	$62,000
Condor (2)	2001	50,296	May 2009 to August 2009	$20,500
Falcon (3)	2001	50,296	April 2008 to July 2008	$20,950
			August 2008 to Apr/Jun 2010	$39,500
Griffon	1995	46,635	March 2009 to June 2009	$20,075
Harrier (4)	2001	50,296	June 2009 to September 2009	$24,000
Hawk I	2001	50,296	April 2009 to June 2009	$22,000
Heron (5)	2001	52,827	January 2011 to March 2011	$26,375
Jaeger (6)	2004	52,248	July 2008 to August 2008	$27,500
			August 2008 to November 2008	$50,000
Kestrel I (7)	2004	50,326	April 2008 to June 2008	$18,750
			June 2008 to April 2009	$20,000
Kite	1997	47,195	September 2009 to January 2010	$21,000
Merlin(8)	2001	50,296	December 2010 to March 2011	$25,000
Osprey I (9)	2002	50,206	July 2008 to November 2008	$21,000
			November 2008 to December 2009	$25,000
Peregrine	2001	50,913	December 2008 to February 2009	$20,500
Sparrow (10)	2000	48,225	February 2010 to April 2010	$34,500
Tern (11)	2003	50,200	February 2009 to April 2009	$20,500
Shrike (12)	2003	53,343	April 2009 to June 2009	$24,600
			June 2009 to Aug 2010	$25,600
Skua (13)	2003	53,350	May 2009 to August 2009	$24,200
			August 2009 to September 2010	$25,200
Kittiwake (14)	2002	53,146	May 2008 to August 2008	$30,400
			August 2008 to July/Sep 2009	$56,250
Goldeneye	2002	52,421	May 2009 to August 2009	$61,000
Wren (15)	2008	53,100	Feb 2012 Feb 2012 to Dec 2018/Apr 2019	$24,750 $18,000 (with profit share)
Redwing	2007	53,395	September 2008 to August/October 2009	$50,000

(1)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter. The time charter hire rates presented are gross daily charter rates before brokerage commissions, ranging from 2.25% to 6.25%, to third party ship brokers.

(2)	The charterer of the CONDOR has exercised its option to extend the charter period by 11 to 13 months at a time charter rate of $22,000 per day.

(3)
Upon the conclusion of the current charter in July 2008, the FALCON commenced a new time charter with a rate of $39,500 per day for 21 to 23 months. The charterer has an option to extend the charter period by 11 to 13 months at a daily time charter rate of $41,000.

(4)	The daily rate for the HARRIER is $27,000 for the first year and $21,000 for the second year. Revenue recognition is based on an average daily rate of $24,000.
(5)
The previous time charter on the HERON at a daily rate of $24,000 ended in January 2008.  The vessel commenced a new time charter with a rate of $26,375 per day for 36 to 39 months. The charterer has an option for a further 11 to 13 months at a time charter rate of $27,375 per day. The charterer has a second option for a further 11 to 13 months at a time charter rate of $28,375 per day.

(6)
The JAEGER commenced a new time charter in August 2008 with a daily rate of $50,000 for a period of 3 to 5 months. The vessel was previously employed on a one year time charter at a daily rate which was based on the average time charter rate for the Baltic Supramax Index, but in no case be greater than $27,500 per day or less than $22,500 per day. The vessel earned the maximum $27,500 per day during the currency of that charter.

(7)	The charterer of the KESTREL I has exercised its option to extend the charter period by 11 to 13 months at a daily time charter rate of $20,000 per day.
(8)	The daily rate for the MERLIN is $27,000 for the first year, $25,000 for the second year and $23,000 for the third year. Revenue recognition is based on an average daily rate of $25,000.
(9)
The charterer of the OSPREY I has exercised its option to extend the charter period by up to 11 to 13 months at a time charter rate of $25,000 per day. The charterer has an additional option to extend for a further 11 to 13 months at a time charter rate of $25,000 per day.

(10)
The SPARROW was previously on a time charter at a base rate of $24,000 per day for 11 to 13 months with a profit share of 30% of up to the first $3,000 per day over the base rate. This charter ended in February 2008.

(11)
The TERN previously was on a time charter at a daily rate of $19,000. This charter ended in March 2008 and the charterer has exercised its option to extend the charter period by 11 to 13 months at a time charter rate of $20,500 per day.

(12)	The charterer of the SHRIKE has exercised their option to extend the charter period by 12 to 14 months at a daily time charter rate of $25,600.
(13)	The charterer of the SKUA has exercised an option to extend the charter period by 11 to 13 months at a daily time charter rate of $25,200.
(14)
The KITTIWAKE commenced a new time charter in August 2008 with a daily rate of $56,250 for 11 to 13 months. The KITTIWAKE was previously employed on a time charter for 11 to 13 months at a charter rate which was based on the average time charter rate for the Baltic Supramax Index, but in no case be greater than $30,400 per day or less than $24,400 per day. The vessel earned the maximum $30,400 per day during the currency of that charter.

(15)
The WREN has entered into a long-term charter. The charter rate until February 2012 is $24,750 per day. Subsequently, the charter until redelivery in December 2018 to April 2019 will be profit share based. The base charter rate will be $18,000 with a 50% profit share for earned rates over $22,000 per day. Revenue recognition for the base rate from commencement of the charter is based on an average daily base rate of $20,306.

The Company had entered into a 35 vessel construction program. The first of these vessels, the Wren, was constructed in China and delivered to the Company in June 2008. As of September 30, 2008, the Company has contracts for 34 vessels to be constructed in China and Japan. The following table represents certain information about the Company's newbuilding vessels and their employment upon delivery:

Vessel	Dwt	Year Built - Expected Delivery (1)	Time Charter Expiration (2)	Daily Time Charter Hire Rate (3)	Profit Share
Woodstar (4)	53,100	Oct 2008	Jan 2014 Jan 2014 to Dec 2018/Apr 2019	$18,300 $18,000	— 50% over $22,000
Crowned Eagle	56,000	Nov 2008	Nov 2008 to Oct 2009	$16,000	—
Crested Eagle	56,000	Feb 2009	Charter Free	—	—
Stellar Eagle	56,000	Apr 2009	Charter Free	—	—
Thrush	53,100	Sep 2009	Charter Free	—	—
Bittern	58,000	Sep 2009	Dec 2014 Dec 2014 to Dec 2018/Apr 2019	$18,850 $18,000	— 50% over $22,000
Canary	58,000	Oct 2009	Jan 2015 Jan 2015 to Dec 2018/Apr 2019	$18,850 $18,000	— 50% over $22,000
Thrasher	53,100	Nov 2009	Feb 2016 Feb 2016 to Dec 2018/Apr 2019	$18,400 $18,000	— 50% over $22,000
Crane	58,000	Nov 2009	Feb 2015 Feb 2015 to Dec 2018/Apr 2019	$18,850 $18,000	— 50% over $22,000
Avocet	53,100	Dec 2009	Mar 2016 Mar 2016 to Dec 2018/Apr 2019	$18,400 $18,000	— 50% over $22,000
Egret (5)	58,000	Dec 2009	Sep 2012 to Jan 2013	$17,650	50% over $20,000
Golden Eagle	56,000	Jan 2010	Charter Free	—	—
Gannet (5)	58,000	Jan 2010	Oct 2012 to Feb 2013	$17,650	50% over $20,000
Imperial Eagle	56,000	Feb 2010	Charter Free	—	—
Grebe(5)	58,000	Feb 2010	Nov 2012 to Mar 2013	$17,650	50% over $20,000
Ibis (5)	58,000	Mar 2010	Dec 2012 to Apr 2013	$17,650	50% over $20,000
Jay	58,000	Apr 2010	Sep 2015 Sep 2015 to Dec 2018/Apr 2019	$18,500 $18,000	50% over $21,500 50% over $22,000
Kingfisher	58,000	May 2010	Oct 2015 Oct 2015 to Dec 2018/Apr 2019	$18,500 $18,000	50% over $21,500 50% over $22,000
Martin	58,000	Jun 2010	Dec 2016 to Dec 2017	$18,400	—
Besra (6)	58,000	Oct 2010	Charter Free	—	—
Cernicalo (6)	58,000	Jan 2011	Charter Free	—	—
Nighthawk	58,000	Mar 2011	Sep 2017 to Sep 2018	$18,400	—
Oriole	58,000	Jul 2011	Jan 2018 to Jan 2019	$18,400	—
Fulmar (6)	58,000	Jul 2011	Charter Free	—	—
Owl	58,000	Aug 2011	Feb 2018 to Feb 2019	$18,400	—
Petrel (5)	58,000	Sep 2011	Jun 2014 to Oct 2014	$17,650	50% over $20,000
Goshawk (6)	58,000	Sep 2011	Charter Free	—	—
Puffin (5)	58,000	Oct 2011	Jul 2014 to Nov 2014	$17,650	50% over $20,000
Roadrunner (5)	58,000	Nov 2011	Aug 2014 to Dec 2014	$17,650	50% over $20,000
Sandpiper (5)	58,000	Dec 2011	Sep 2014 to Jan 2015	$17,650	50% over $20,000
Snipe(6)	58,000	Jan 2012	Charter Free	—	—
Swift (6)	58,000	Feb 2012	Charter Free	—	—
Raptor (6)	58,000	Mar 2012	Charter Free	—	—
Saker (6)	58,000	Apr 2012	Charter Free	—	—

(1)	Vessel build and delivery dates are estimates based on guidance received from shipyard.
(2)	The date range represents the earliest and latest date on which the charterer may redeliver the vessel to the Company upon the termination of the charter.
(3)
The time charter hire rates presented are gross daily charter rates before brokerage commissions, ranging from 2.25% to 6.25%, to third party ship brokers. Revenue recognition for the long term charters with base rates will be based on an average daily base rate over the life of the charter from commencement of the charter.

(4)	The WOODSTAR was constructed and delivered into the Company fleet in October 2008. The vessel immediately commenced its scheduled charter.
(5)	The charterer has an option to extend the charter by two periods of 11 to 13 months each.
(6)	Options for construction exercised on December 27, 2007.

Glossary of Terms:

Ownership days:  The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Available days:  The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days:  The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Thursday, November 6, 2008, to discuss these results.

To participate in the teleconference, investors and analysts are invited to call 866-356-3095 in the U.S., or 617-597-5391 outside of the U.S., and reference participant code 43660093. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call until 11:59 PM ET on November 20th, 2008. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference passcode 28959528.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in our vessel operating expenses, including dry-docking and insurance costs, or actions taken by regulatory authorities, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the US Securities and Exchange Commission.

Visit our website at www.eagleships.com

Contact:
     Company Contact:
     Alan Ginsberg
     Chief Financial Officer
     Eagle Bulk Shipping Inc.
     Tel. +1 212-785-2500

     Investor Relations / Media:
     Jon Morgan
     Perry Street Communications, New York
     Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.

SK 25083 0001 935398